Contact:	George Fort
Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE BANCORP ANNOUNCES RECEIPT OF NASDAQ NOTICE

FRANKLIN, Tenn. (October 16, 2007) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) announced that it received a Staff Determination Letter from The Nasdaq Stock Market (“Nasdaq”) on October 10, 2007 indicating that the Company is not in compliance with Nasdaq Marketplace Rules 4350(c)(3)(A) and (B), 4330 and 4300.

“We have filed an appeal with Nasdaq regarding these compliance issues and plan to address these issues with the Nasdaq Listings Qualifications Panel in the near future,” stated Art Helf, Chairman and Chief Executive Officer of Tennessee Commerce Bancorp.

On July 30, 2007, the Company reported that it took corrective actions to address issues previously raised by Nasdaq regarding compliance with Marketplace Rules 4350(c)(4)(A) and 4350(c)(3).  At that time, Nasdaq closed its review of these issues and the Company’s stock listing was not affected.

As part of Nasdaq’s notice to the Company, the letter indicated that if the Staff Determination is not reversed regarding compliance with Nasdaq Marketplace Rules 4350(c)(3)(A) and (B), 4330 and 4300, the Company’s securities will be delisted from Nasdaq.  Based on the Company’s timely appeal of the Staff Determination, the Company’s securities will continue to be listed on Nasdaq pending the Panel’s decision. There can be no assurance that the Panel will grant the Company’s appeal and request for continued listing.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama. Tennessee Commerce Bancorp’s stock is traded on the Nasdaq Global Market under the symbol TNCC.  Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to delisting of the Company’s securities and its appeal before a Nasdaq Listings Qualifications Panel.

We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors may include, but are not limited to, the Nasdaq appeal process and other factors described from time to time in Tennessee Commerce Bancorp’s filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.